Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-162195
Dated March 8, 2011

Commodity Exchange Traded Notes

[GRAPHIC OMITTED]

Description
The PowerShares DB Commodity Double Long Exchange Traded Note (Symbol: DYY),
PowerShares DB Commodity Long Exchange Traded Note (Symbol: DPU), PowerShares
DB Commodity Short Exchange Traded Note (Symbol: DDP) and PowerShares DB
Commodity Double Short Exchange Traded Note (Symbol: DEE) (collectively, the
"PowerShares DB Commodity ETNs") are the first U.S. exchange-traded products that provide investors with a cost- effective and convenient way to take a long, short or leveraged view on the performance of a broad-based commodity index.

All of the PowerShares DB Commodity ETNs are based on a total return version of the Deutsche Bank Liquid Commodity IndexTM. The Long and Double Long ETNs are
based on the Optimum YieldTM version of the Index. The Short and Double Short
ETNs are based on the standard version of the Index. Each index is intended to track the long or short performance of the underlying futures contracts relating to six commodities: wheat, corn, light sweet crude oil, heating oil, gold and aluminum.

Investors can buy and sell the PowerShares DB Commodity ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early repurchase based on the month-over-month performance of the index less investor fees. Investors may redeem the PowerShares DB Commodity ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement, which may include a fee of up to $0.03 per security.

Fact Sheet Prospectus

ETN History(1)

[GRAPHIC OMITTED]

Long Index Weights
 As Of: 03-Mar-2011
 Contract           Contract Expiry Date Weight %
  Light Crude           21-Jun-2011        35.68
  Heating Oil          31-May-2011         22.27
  Corn                 14-Dec-2011         11.02
  Gold                 29-Aug-2011         8.84
  Aluminium            21-Sep-2011         11.78
  Wheat                 14-Jul-2011        10.41

Short Index Weights
 As Of: 03-Mar-2011
    Contract        Contract Expiry Date Weight %
  Aluminium             21-Dec-2011        11.84
  Corn                  14-Dec-2011        11.11
  Gold                  28-Dec-2011        9.07
  Heating Oil           31-Mar-2011        13.49
  Heating Oil           29-Apr-2011        8.99
  Light Crude           22-Mar-2011        20.79
  Light Crude           19-Apr-2011        13.86
  Wheat                 14-Dec-2011        10.87

DEE Financial Details

Ticker: DEE
Last Update          04-Mar-2011
                     04:30 PM
Price                28.32
DEE Index Level*     460.49033
Indicative Intra-day 28.88
Value **
Last end of day      29.60935
Value***
Last date for end    03-Mar-2011
of day Value

Data Source: www.nyse.com (Data delayed 20 minutes)
* Indicative intra-day and Index closing
** Indicative intra-day value of the DEE
*** Last end of day DEE RP

DYY Financial Details

Ticker: DYY
Last Update          04-Mar-2011
                     04:30 PM
Price                12.32
DYY Index Level*     595.73694
Indicative Intra-day 12.28
Value **
Last end of day      12.03755
Value***
Last date for end    03-Mar-2011
of day Value

Data Source: www.nyse.com (Data delayed 20 minutes)
* Indicative intra-day and Index closing
** Indicative intra-day value of the DYY
*** Last end of day DYY RP

DDP Financial Details

Ticker: DDP
Last Update          04-Mar-2011
                     04:30 PM
Price                29.54
DYY Index Level*     460.49033
Indicative Intra-day 29.58
Value **
Last end of day      29.93771
Value***
Last date for end    03-Mar-2011
of day Value

Data Source: www.nyse.com (Data delayed 20 minutes)
* Indicative intra-day and Index closing
** Indicative intra-day value of the DDP
*** Last end of day DDP RP

DPU Financial Details

Ticker: DPU
Last Update          04-Mar-2011
                     04:30 PM
Price                20.34
DPU Index Level *     595.73694
Indicative Intra-day 19.82
Value**
Last end of day      19.61737
Value***
Last date for end    03-Mar-2011
of day Value

Data Source: www.nyse.com (Data delayed 20 minutes)
* Indicative intra-day and Index closing
** Indicative intra-day value of the DPU
*** Last end of day DPU RP

Contact Information

Any questions please call
1-877-369-4617

DB Commodity ETN and Index Data
DB Commodity ETN Symbols
Commodity Double Short       DEE
Commodity Double Long        DYY
Commodity Short              DDP
Commodity Long               DPU
Details
ETN price at initial listing $25.00
Inception date               4/28/08
Maturity date                4/1/38
Yearly investor fee          0.75%
Listing exchange             NYSE Arca
Standard DB Commodity        DBLCMACL
Index symbol
OY(TM) DB Commodity Index    DBLCOYER
symbol
CUSIP symbols
Commodity Double Long        25154H475
Commodity Long               25154H459
Commodity Short              25154H467
Commodity Doubl Short        25154H483
Intraday Intrinsic Value Symbols
Commodity Double Short       DEEIV
Commodity Double Long        DYYIV
Commodity Short              DDPIV
Commodity Long               DPUIV

Risks (2)

o Non-principal protected
o Leveraged losses
o Subject to an investor fee
o Limitations on repurchase
o Concentrated exposure to commodities

Benefits

o Leveraged and short notes
o Relatively Low Cost
o Intraday access
o Listed
o Transparent

Issuer Details

Deutsche Bank AG, London Branch Long-term Unsecured Obligations(2)

(1)ETN performance figures are based on repurchase value.
Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for more complete information. Index history is for illustrative purposes only and does not represent actual PowerShares DB
Commodity ETN performance. The inception date of the Deutsche Bank Liquid
Commodity Index (DBLCI) is Jan. 12, 2004. The inception date of the Index's
Optimum Yield version is May 24, 2006. ETN Performance is based on a combination of the monthly returns, or inverse monthly returns for the
Commodity Long ETNs and Commodity Short ETNs, respectively, or two times the monthly returns or inverse monthly returns for the Commodity Double Long ETNs and Commodity Double Short ETNs, respectively, from the relevant commodity index plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill
Index"), resetting monthly as per the formula applied to the PowerShares DB
Commodity ETNs, less the investor fee. The Long and Double Long ETNs are based on the Deutsche Bank Liquid Commodity Index -- Optimum YieldTM, and the Short
and Double Short Commodity ETNs are based on the standard version of the
Deutsche Bank Liquid Commodity Index (the "Commodity Indexes"). The T-Bill
Index is intended to approximate the returns from investing in 3-month United
States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. PAST PERFORMANCE DOES
NOT GUARANTEE FUTURE RESULTS.

(2)The PowerShares DB Commodity ETNs are senior unsecured obligations of
Deutsche Bank AG, London Branch, and the amount due on the PowerShares DB
Commodity ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay. The PowerShares DB Commodity ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the
PowerShares DB Commodity ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares DB Commodity ETNs is not
equivalent to a direct investment in the index or index components.
The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Commodity ETNs even if the value of the relevant index has increased. If at any time the repurchase value of the
PowerShares DB Commodity ETNs is zero, your Investment will expire worthless.

The PowerShares DB Commodity Double Long ETN and PowerShares DB Commodity
Double Short ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

The PowerShares DB Commodity ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of
PowerShares DB
Commodity ETNs that you may repurchase directly from Deutsche Bank AG, London
Branch, as specified in the applicable pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Commodity ETNs. Sales in the secondary market may result in losses.

The PowerShares DB Commodity ETNs are concentrated in commodity futures contracts. The market value of the PowerShares DB Commodity ETNs may be influenced by many unpredictable factors, including, among other things, volatile prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. For a description of the main risks, see "Risk Factors" in the applicable pricing supplement and the accompanying prospectus supplement and prospectus.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

Important Risk Considerations:

The PowerShares DB Commodity ETNs may not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date and should be used only by knowledgeable investors who understand the potential adverse consequences of seeking longer-term inverse or leveraged investment results by means of securities that reset their exposure monthly.
Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested)
is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. The ETNS are not designed to be long-term investments and may not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

The PowerShares DB Commodity ETNs are senior unsecured obligations of Deutsche
Bank AG, London Branch, and the amount due on the PowerShares DB Commodity ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay. The
PowerShares DB Commodity ETNs are riskier than ordinary unsecured debt securities and have no principal protection.

Certain marketing services may be provided for these products by Invesco Aim
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares[R] is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC and Invesco Aim
Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

An investor should consider the PowerShares DB ETNs' investment objective, risks, charges and expenses carefully before investing.

Copyright [C] Deutsche Bank A.G.